Exhibit 99.2

KASW
(A Carve-out of Nexstar Media Group, Inc.)

Financial Statements as of
December 31, 2018 and 2017 and for each of the years then ended

Report of Independent Auditors

To the Management and Board of Directors of Nexstar Media Group, Inc.

We have audited the accompanying financial statements of KASW, which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, invested equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KASW as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2018. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas June 28, 2019

KASW
(A Carve-out of Nexstar Media Group, Inc.)
BALANCE SHEETS
(in thousands)

	December 31,
	2018	2017

ASSETS
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $53 and $127, respectively	$3,819	$3,995
Current broadcast rights	1,744	2,134
Prepaid expenses	17	11
Total current assets	5,580	6,140
Property and equipment, net	2,807	1,656
Noncurrent broadcast rights	2,749	4,490
Goodwill	32,203	32,203
FCC license	35,566	35,566
Other intangible assets, net of accumulated amortization of $631 and $581, respectively	82	132
Total assets	$78,987	$80,187

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$336	$121
Current broadcast rights payable	1,775	2,587
Accrued expenses and other current liabilities	546	250
Total current liabilities	2,657	2,958
Noncurrent broadcast rights payable	2,853	4,586
Deferred tax liabilities	4,302	3,022
Other noncurrent liabilities	490	394
Total liabilities	10,302	10,960
Commitments and contingencies (Note 8)
Invested equity	68,685	69,227
Total liabilities and invested equity	$78,987	$80,187

The accompanying Notes are an integral part of these Financial Statements

KASW
(A Carve-out of Nexstar Media Group, Inc.)
STATEMENTS OF OPERATIONS
(in thousands)

	Years Ended December 31,
	2018	2017

Net revenue	$19,320	$20,565
Operating expenses (income):
Direct operating expenses, excluding depreciation and amortization	2,253	2,204
Selling, general, and administrative expenses, excluding depreciation and amortization	4,522	4,250
Amortization of broadcast rights	2,375	4,809
Amortization of intangible assets	50	113
Depreciation	807	337
Reimbursement from the FCC related to station repack	(1,262)	—
Total operating expenses	8,745	11,713
Income from operations	10,575	8,852
Income tax expense	(2,641)	(1,771)
Net income	$7,934	$7,081

The accompanying Notes are an integral part of these Financial Statements.

KASW
(A Carve-out of Nexstar Media Group, Inc.)
STATEMENTS OF INVESTED EQUITY
(in thousands)

Balances as of December 31, 2016	$68,361
Net fund transfers to Nexstar	(6,215)
Net income	7,081
Balances as of December 31, 2017	69,227
Net fund transfers to Nexstar	(8,476)
Net income	7,934
Balances as of December 31, 2018	$68,685
The accompanying Notes are an integral part of these Financial Statements.

KASW
(A Carve-out of Nexstar Media Group, Inc.)
STATEMENTS OF CASH FLOW
(in thousands)

	Years Ended December 31,
	2018	2017

Cash flows from operating activities:
Net income	$7,934	$7,081
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	807	337
Amortization of intangible assets	50	113
Amortization of broadcast rights	2,375	2,633
Spectrum repack reimbursements	(1,262)	—
Deferred income taxes	1,280	(21)
Payments for broadcast rights	(2,789)	(3,434)
Changes in operating assets and liabilities
Accounts receivable, net	176	(153)
Prepaid expenses	(6)	—
Accounts payable	215	(371)
Accrued expenses and other current liabilities	206	30
Other noncurrent liabilities	96	175
Net cash provided by operating activities	9,082	6,390
Cash flows from investing activities:
Purchases of property and equipment	(1,868)	(175)
Spectrum repack reimbursements	1,262	—
Net cash used in investing activities	(606)	(175)
Cash flows from financing activities:
Net fund transfers to Nexstar	(8,476)	(6,215)
Net cash used in financing activities	(8,476)	(6,215)
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—

Supplemental disclosure about non-cash investing activities:
Accrued purchases of property and equipment	$90	$—

The accompanying Notes are an integral part of these Financial Statements.

KASW
(A Carve-out of Nexstar Media Group, Inc.)
NOTES TO FINANCIAL STATEMENTS

1.	Background and Business Operations

“KASW” refers to the business related to the full power television station affiliated with the CW, HSN, Grit and Escape television networks, serving the Phoenix, Arizona market; “Nexstar” refers to Nexstar Media Group, Inc. and its subsidiaries; and “Nexstar Broadcasting” refers to Nexstar Broadcasting, Inc., a wholly-owned direct subsidiary of Nexstar.

KASW was acquired by Nexstar Broadcasting on January 29, 2015 pursuant to an asset purchase agreement. The station provides free over-the-air programming to its television viewing audiences in the market it serves. The station’s primary sources of revenue include the sale of commercial air time to local and national advertisers, the sale of advertising spots on KASW’s website where it delivers community focused content, and revenues earned from retransmission consent agreements with traditional multichannel video programming distributors (“MVPDs”), such as cable and satellite providers, and over-the-top video distributors (“OTTDs”), companies that provide video content through internet streaming. As of December 31, 2018, KASW reached approximately 1.9 million, or 1.7%, of all U.S. television households.

On November 30, 2018, Nexstar entered into a definitive merger agreement with Tribune Media Company (“Tribune”) to acquire Tribune’s outstanding equity. The merger has been approved by the boards of directors of both companies and Tribune’s stockholders and is projected to close in the third quarter of 2019, subject to (i) Federal Communications Commission’s (the “FCC”) approval, (ii) other regulatory approvals (including expiration of the applicable Hart-Scott-Rodino “HSR” waiting period) and (iii) satisfaction of other customary closing conditions. As of December 31, 2018, Nexstar owns, operates, programmed or provided sales and other services to 174 full power television stations in 100 markets, including KASW. Tribune is a diversified media and entertainment business, which owns or provides certain services to 44 local television stations (including two satellite television stations) and one AM radio station.

In connection with obtaining the HSR approval and the FCC approval, Nexstar agreed to divest television stations in certain markets, including KASW. On March 20, 2019, Nexstar entered into a definitive asset purchase agreement to sell KASW and six other stations owned by Tribune to The E.W. Scripps Company (“Scripps”). The consummation of the proposed sale of KASW and six other stations to Scripps is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the closing of the Nexstar and Tribune merger, (ii) the receipt of approval from the FCC and other regulatory approvals (including expiration of the applicable HSR waiting period), and (iii) the absence of certain legal impediments to the consummation of such transaction.

The accompanying financial statements have been prepared to reflect the financial position, results of operations and cash flows of the television station KASW as if it were a separate entity as of and for the years ended December 31, 2018 and 2017.

Liquidity

KASW does not maintain nor legally own separate cash balances as it is subject to Nexstar’s centralized approach for managing cash and financing operations. While KASW had historically generated positive cash flows from its operating activities, KASW’s ability to meet its obligation as they fall due is dependent on KASW’s continued generation of positive cash flows from operations and Nexstar maintaining its pledge, communicated by Nexstar to KASW in the letter of support issued and dated June 28, 2019, to support the station operations and satisfy those liabilities incurred in the normal course of station operations until the station’s change in control.

2.	Summary of Significant Accounting Policies

Basis of Presentation

Throughout the periods included in these financial statements, KASW operated as part of Nexstar. Separate stand-alone financial statements have not historically been prepared for the station.

The accompanying financial statements have been derived from the consolidated financial statements and accounting records of Nexstar and were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

The financial statements include all assets, liabilities revenue and certain expenses that are specifically identifiable to KASW. In addition, shared service costs and certain corporate costs that are not specifically identifiable have been allocated from Nexstar to its television station markets and other business operations, including KASW. These expenses have been allocated based on either the net revenue or headcount, as deemed appropriate. Management considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had KASW operated as an independent, stand-alone entity.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates made by management include those relating to the allocation of expenses, allowance for doubtful accounts, retransmission revenue recognized, trade transactions, income taxes, the recoverability of goodwill, FCC license and other long-lived assets, the recoverability of broadcast rights and the useful lives of property and equipment and intangible assets. Actual results may vary from such estimates recorded.

Allocated Expenses

Direct operating expenses (excluding depreciation and amortization) and selling, general, and administrative expenses (excluding depreciation and amortization) include costs that are specifically identifiable to KASW’s operations. They also include costs that have been allocated from Nexstar based on either the net revenue or headcount. The allocated costs include shared service activities and corporate functions related to executive management, accounting and finance, station operations, human resources and payroll, legal, consulting and professional services, information technology, insurance, building and facilities, employee benefit costs, communications, as well as procurement.

All operating costs or income of KASW related to amortization of broadcast rights, amortization of intangible assets, reimbursement from the FCC related to station repack are specifically identifiable to the station. The majority of depreciation expense is also specifically identifiable to the station with a small percentage that is being allocated from Nexstar.

See Note 6 – Related Party Transactions for additional information on allocated expenses.

Cash and Cash Equivalents

Nexstar uses a centralized approach for managing cash and financing operations with its subsidiaries, and as such there are no cash or debt balances legally owned by KASW. Through Nexstar’s shared service functions, the treasury activities of KASW include cash collections, cash payments and any other cash transfers. In these financial statements, all treasury activities relating to KASW are reflected as elements of Invested Equity either as (i) net fund transfers to Nexstar, for the station’s net cash collections, or net fund transfers from Nexstar, for the station’s net cash outlays. All transactions between the Company and the Parent are considered to be effectively settled for cash in the financial statements at the time the transaction is recorded. The total net effect of the settlement of these transactions between the Company and the Parent is reflected in the Statements of Cash Flows as a financing activity, and in the Balance Sheets and Statements of Invested Equity as “Net fund transfers to Nexstar”.

Accounts Receivable and Allowance for Doubtful Accounts

KASW’s accounts receivable consists primarily of billings to customers for advertising broadcast on the station or placed on its website and for retransmission consent from cable or satellite operators. Trade receivables normally have terms of 30 days and KASW has no interest provision for customer accounts that are past due. KASW maintains an allowance for estimated losses resulting from the inability of customers to make required payments. Management periodically evaluates the collectability of accounts receivable based on a combination of factors, including customer payment history, known customer circumstances, the overall aging of customer balances and trends. In circumstances where management is aware of a specific customer’s inability to meet its financial obligations, an allowance is recorded to reduce the receivable amount to an amount estimated to be collectable.

Concentration of Credit Risk

A significant portion of KASW’s accounts receivable is due from local and national advertising agencies and MVPDs and OTTDs. The station does not require collateral from its customers but maintains reserves for potential credit losses. Management believes that the allowance for doubtful accounts is adequate, but if the financial condition of KASW’s customers were to deteriorate, additional allowances may be required. KASW has not experienced significant losses related to receivables from individual customers.

Revenue Recognition

As discussed in Recent Accounting Pronouncements below, KASW adopted the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and all related amendments. Accounting Standards Codification (ASC) 606 establishes a comprehensive new revenue recognition model designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to be entitled to receive in exchange for those goods or services and requires significantly enhanced revenue disclosures. The station adopted this standard effective January 1, 2018 using the modified retrospective method as applied to customer contracts that were not completed as of January 1, 2018. As a result, financial information for reporting periods beginning after January 1, 2018 is presented under ASC 606, while comparative financial information has not been adjusted and continues to be reported in accordance with KASW’s historical accounting policy for revenue recognition prior to the adoption of ASC 606.

KASW’s revenue is primarily derived from the sale of advertising and the compensation received from traditional MVPDs, such as cable and satellite providers, as well as OTTDs, companies that provide video content through internet streaming, in return for the KASW’s consent to the retransmission of the signals of its television stations. Total revenue includes advertising revenue, retransmission compensation, digital revenue and other broadcast related revenues. The station’s contracts with customers may include multiple performance obligations. For such arrangements, KASW allocates revenue to each performance obligation based on its relative standalone selling price, which is generally determined based on the price charged to customers. KASW also determines whether gross or net presentation is appropriate based on its relationship in the applicable transaction with its ultimate customer. Any amounts paid by customers but not earned as of the balance sheet date are recorded as a contract liability (deferred revenue). The lag between billing the customers and when the payment is due is not significant.

KASW’s advertising contracts are short-term in nature and include a number of spots that are delivered over the term of the arrangement. For broadcast of commercials (local, national and political advertising), the performance obligation is identified at the contract level as it represents a station’s promise to deliver an agreed number of spots, an agreed price per spot and other specifications. Each performance obligation is satisfied over time as the advertiser receives and consumes benefits when a station airs the advertiser’s commercial. For digital advertising, the performance obligation is a station’s promise to place an advertisement in its website and is satisfied either based on impressions or the placement of ads over an agreed period of time. Advertising revenue is recognized, for the amount the station is entitled to receive, when the advertisements are broadcast on its stations or delivered on the station’s websites.

KASW’s retransmission consent agreements with MVPDs and OTTDs generally have a three-year term and provide revenue based on a monthly amount the station is entitled to receive per subscriber. Under ASC 606, these revenues are considered arising from the licensing of functional intellectual property. As such, the station applies the exception for sales- or usage-based royalty for the accounting of variable consideration and recognizes revenue (retransmission compensation) at the point in time the broadcast signal is delivered to the distributors. The distributors report their subscriber numbers to the station on a 30- to 60-day lag, which coincides with their payment of the fees due to KASW. Prior to receiving the report, the KASW records revenue based on estimated number of subscribers and the monthly amount the station is entitled to receive per subscriber. The impact of the lag in the number of subscribers is not significant.

KASW trades certain advertising time for various goods and services. These transactions are short-term in nature and are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when the related advertisement spots are broadcast. The station recorded $0.2 million and $0.3 million of trade revenue during the years ended December 31, 2018 and 2017 respectively. Trade expense is recognized when services or merchandise received are used. The station recorded $0.2 million and $0.3 million of trade expense for the years ended December 31, 2018 and 2017, respectively, which were included in direct operating expenses in the accompanying Statements of Operations.

The above revenue recognition policies are consistent with KASW’s historical accounting policies prior to the adoption of ASC
606.

Effective on January 1, 2018, KASW no longer recognizes barter revenue (and the related barter expense) resulting from the exchange of advertising time for certain program material. During the year ended December 31, 2017, barter revenue (and the related barter expense) were $2.2 million. Barter expense was included in amortization of broadcast rights in the accompanying Statement of Operations. As of December 31, 2017, the current barter assets (and the related current barter liabilities) were $0.8 million, and the noncurrent barter assets (and the related noncurrent barter liabilities) were $1.3 million. On January 1, 2018, KASW recorded an adjustment to remove the offsetting balances of barter assets and barter liabilities.

Under KASW’s historical accounting policy prior to the adoption of ASC 606, barter revenue (and the related barter expense) would have been $2.2 million during the year ended December 31, 2018. In addition, the current barter assets (and the related current barter liabilities) would have been $0.7 million, and the noncurrent barter assets (and the related noncurrent barter liabilities) would have been $0.7 million as of December 31, 2018.

KASW elected to utilize the practical expedient around costs incurred to obtain contracts for television advertising and digital advertising due to their short-term nature. Additionally, the incremental benefit from efforts in acquiring these contracts is considered not significant. Thus, the station continued to expense sales commissions when incurred.

KASW did not disclose the value of unsatisfied performance obligations on its contracts with customers because they are either
(i) contracts with an original expected term of one year or less, or (ii) contracts for which the sales- or usage-based royalty exception was applied.

KASW’s contract liabilities, which are reflected in its financial statements as accrued expenses and current other liabilities, consist primarily of customer payments for products or services received before the transfer of control to the customer occurs (deferred revenue). The station had no significant performance obligations related to contract liabilities as of December 31, 2018 or 2017.

The following table presents the disaggregation of KASW’s net revenue for the years ended December 31, 2018 and 2017 under ASC 606. Revenue amounts during 2017 are presented in accordance with the station’s historical accounting standard prior to the adoption of ASC 606 (in thousands):

	Years Ended December 31,
	2018	2017
Local	$5,881	$4,920
National	3,054	3,772
Political	383	17
Retransmission compensation	9,211	8,965
Digital	304	218
Other	269	226
Trade and barter revenue	218	2,447
Net revenue	$19,320	$20,565

Broadcast Rights and Broadcast Rights Payable

KASW records cash broadcast rights contracts as an asset and a liability when the following criteria are met: (1) the license period has begun, (2) the cost of each program is known or reasonably determinable, (3) the program material has been accepted in accordance with the license agreement, and (4) the program is produced and available for broadcast. Cash broadcast rights are initially recorded at the contract cost and are amortized on a straight-line basis over the period the programming airs. The current portion of cash broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year. The station periodically evaluates the net realizable value, calculated using the average historical advertising rates for the programs or the time periods the programming will air, of cash broadcast rights and adjusts amortization for any deficiency calculated.

Effective on January 1, 2018, the station no longer recognizes barter broadcast rights and barter broadcast rights payable resulting from the exchange of advertising time for certain program material. See Revenue Recognition policy above for additional information.

Property and Equipment Net

Property and equipment is stated at cost or estimated fair value at the date of acquisition through a business combination. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized. Major renewals and betterments are capitalized, and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets (see Note 3).

Intangible Assets, Net

Intangible assets consist primarily of goodwill, FCC license and an income agreement. These assets were initially recognized at fair value upon Nexstar Broadcasting’s acquisition of KASW on January 29, 2015 using the acquisition method of accounting. The acquisition method requires that the purchase price is measured at acquisition date fair value. This purchase price is allocated to the assets acquired and liabilities assumed at estimated fair values at the date of acquisition using various valuation techniques, including discounted projected cash flows, the cost approach and the income approach. The fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates. The excess of the purchase price over the fair value of net assets acquired is recorded as goodwill.

KASW’s goodwill and FCC license are considered to be indefinite-lived intangible assets and are not amortized but are tested for impairment annually in the fourth quarter, or whenever events or changes in circumstances indicate that such assets might be impaired. The use of an indefinite life for the FCC license contemplates the station’s historical ability to renew its license such that renewals generally may be obtained indefinitely and at little cost. Therefore, cash flows derived from the FCC license are expected to continue indefinitely.

KASW has one reporting unit and one station market with an indefinite-lived intangible asset (FCC license). The station first assesses the qualitative factors to determine the likelihood of the goodwill and FCC license being impaired. The qualitative analysis includes, but is not limited to, assessing the changes in macroeconomic conditions, regulatory environment, industry and market conditions, and the financial performance versus budget of the reporting units, as well as any other events or circumstances specific to the goodwill or the FCC license. If it is more likely than not that the fair value of the goodwill or the FCC license is greater than its carrying amount, no further testing will be required. Otherwise, the station will apply the quantitative impairment test method.

The quantitative impairment test for goodwill is performed by comparing its fair value with its carrying amount. If its fair value exceeds its carrying value, goodwill is not impaired, and no further testing is required. If the fair value is less than the carrying value, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value; however, the loss recognized should not exceed the total amount of goodwill. The quantitative impairment test for FCC license consists of a market comparison of the carrying amount of the FCC license with its fair value, using a discounted cash flow analysis. An impairment is recorded when the carrying value of an FCC license exceeds its fair value.

Determining the fair value of goodwill and the FCC license requires management to make a number of judgments about assumptions and estimates that are highly subjective and that are based on unobservable inputs. The actual results may differ from these assumptions and estimates, and it is possible that such differences could have a material impact on the station’s financial statements.

KASW tests finite-lived intangible assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. The impairment test for finite-lived intangible assets consists of an asset (asset group) comparison of the carrying amount with its estimated undiscounted cash flow. An impairment in the carrying amount of a finite-lived intangible asset is recognized when the expected discounted future operating cash flow derived from the operation to which the asset relates is less than its carrying value.

Invested Equity

Management considers an allocation of historical invested capital, retained earnings and shareholder distributions to be impracticable. Accordingly, the invested equity balance as of December 31, 2016 was determined based on the excess of assets over liabilities attributable to KASW as of such date.

Comprehensive Income

Comprehensive income includes net income and certain items that are excluded from net income and recorded as a separate component of Invested Equity. During the years ended December 31, 2018 and 2017, KASW had no items of other comprehensive income and, therefore, comprehensive income does not differ from reported net income.

Advertising Expense

The cost of advertising is expensed as incurred. The station incurred advertising costs in the amount of $0.3 million and $0.4 million for the years ended December 31, 2018 and 2017, respectively.

Financial Instruments

KASW’s financial instruments include accounts receivable and accounts payable and accrued expenses. The carrying value of such financial instruments approximates their fair value due to their short-term nature.

Income Taxes

The income tax expense during the years ended December 31, 2018 and 2017 includes current and deferred taxes and are recognized in the Statements of Operations. The provision for income taxes is calculated as if KASW filed separate federal and state tax returns and was operating as a stand-alone business apart from Nexstar for each period presented. Current taxes are assumed to be settled with Nexstar, in the year the related taxes are recorded.

KASW recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that each uncertain tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. KASW has not recorded any unrecognized tax benefits in these stand- alone financial statements.
Recent Accounting Pronouncements New Accounting Standards Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). KASW early adopted this standard and all related amendments effective January 1, 2018 using the modified retrospective method as applied to customer contracts that were not completed as of January 1, 2018. Upon adoption of this standard, the cumulative adjustment to the Invested Equity as of January 1, 2018 for the cumulative effect of initially applying the new standard wss not material. See Revenue Recognition above for KASW’s updated accounting policy and for expanded disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) (“ASU 2016-15”). The amendments in ASU 2016-15 address eight specific cash flow issues and apply to all entities that are required to present a statement of cash flows under FASB Accounting Standards Codification 230, Statement of Cash Flows. The amendments in ASU 2016-15 are effective for fiscal years, beginning after December 15, 2018. KASW elected to early adopt the amendment and has applied the change in accounting as of January 1, 2018 on a retrospective basis. The adoption of this ASU did not impact the station’s Financial Statements for the year ended December 31, 2018.

New Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). Under this guidance, lessees are required to recognize on the balance sheet a right-of-use asset and a lease liability arising from operating leases except for short-term contracts with original terms of twelve months or less. The new guidance also requires enhanced qualitative and quantitative disclosures in the notes to the financial statements and is expected to provide transparency of information and comparability among organizations. ASU 2016-02 and related amendments is effective fiscal years beginning after December 15, 2019, with early adoption permitted. KASW will adopt ASU 2016–02 as of January 1, 2020 using the optional transition method. As such, the station's reporting for the comparative periods will continue to be in accordance with ASC Topic 840, Leases. The station will apply certain practical expedients offered in the new lease guidance, such as no reassessment of whether expired or existing contracts contain leases, no re- evaluation of the classification of expired or existing leases and no reassessment of initial direct costs for existing leases. Upon adoption, the station expects to record an increase in total assets and total liabilities of less than 3%. Management does not expect the standard to have a material impact on the station’s cash flows or results of operations.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”). The standard requires entities to estimate loss of financial assets measured at amortized cost, including trade receivables, debt securities and loans, using an expected credit loss model. The expected credit loss model differs from the previous incurred losses model primarily in that the loss recognition threshold of “probable” has been eliminated and that expected loss should consider reasonable and supportable forecasts in addition to the previously considered past events and current conditions. Additionally, the guidance requires additional disclosures related to the further disaggregation of information related to the credit quality of financial assets by year of the asset’s origination for as many as five years. In November 2018, the FASB issued ASU No. 2018-19 to clarify the scope of the guidance in the amendments in ASU 2016-13. Entities must apply the standard provision as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods within those fiscal years. KASW is currently evaluating the impact of adopting ASU 2016-13 on its financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements. The amendments in this update are effective for all entities for fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. KASW is currently evaluating the impact of adopting ASU 2018-13 on its financial statements.

3.	Property and Equipment, Net

Property and equipment consisted of the following, as of December 31 (dollars in thousands):

		December 31,
	Estimated useful life, in years	2018	2017
Building and leasehold improvements	term of lease	$446	$443
Studio and transmission equipment	5-15	1,017	1,531
Computer equipment	3-5	92	92
Furnitures & fixtures	7	97	97
Vehicles	5	97	73
Construction in progress	N/A	1,824	37
		3,573	2,273
Less: accumulated depreciation		(766)	(617)
		$2,807	$1,656

The increase in property and equipment primarily relates to the spectrum repack project (see Note 7).

4.	Intangible Assets, Net and Goodwill

There were no changes to the carrying amounts of goodwill ($32.2 million) or FCC license ($35.6 million) during the years ended December 31, 2018 and 2017.

In the fourth quarters of 2018 and 2017, KASW performed its annual impairment tests on goodwill and FCC license using the qualitative analysis approach and concluded that it was more likely than not that their fair values would sufficiently exceed the respective carrying amounts.

As of December 31, 2018 and 2017, intangible assets subject to amortization had carrying amounts of $82 thousand and $132 thousand, respectively. The following table presents KASW’s estimate of amortization expense for each of the five succeeding fiscal years and thereafter for finite-lived intangibles assets as of December 31, 2018 (in thousands):

2019	$49
2020	33
$82

No events or circumstances were noted leading management to conclude that impairment testing should be performed on intangible assets subject to amortization during 2018 or 2017.

5.	Income Taxes

KASW has historically been included in Nexstar’s federal income and state tax returns. For purposes of these financial statements, income taxes related to KASW have been presented as if it were a separate taxpayer. Under this approach, the station determines its current tax liability, deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns in each tax jurisdiction. Tax attributes have been recognized by Nexstar and KASW. Because the station is part of the same legal entity that generated many of these tax attributes, Management estimated the amounts of certain attributes attributable KASW. These attributes, although disclosed herein, may not be transferred in certain transactions.

The income tax expense consisted of the following components (in thousands):

	Years Ended December 31,
	2018	2017
Current tax expense:
Federal	$1,093	$1,562
State	268	230
	1,361	1,792
Deferred tax expense (benefit):
Federal	1,081	(237)
State	199	216
	1,280	(21)
Income tax expense	$2,641	$1,771

The income tax expense differs from the amount computed by applying the statutory federal income tax rate of 21% and 35% for the years ended December 31, 2018 and 2017, respectively, to income from operations before income taxes. The sources and tax effects of the differences are as follows (in thousands):

	Years Ended December 31,
	2018	2017
Income tax expense at statutory federal rate	$2,221	$3,098
State and local taxes, net of federal benefit	411	283
Impact of federal tax reduction on deferred taxes	—	(1,618)
Other	9	8
Income tax expense	$2,641	$1,771

In 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law which reduced the federal corporate income tax rate from 35% to 21%. During the year ended December 31, 2017, KASW reported a provisional effect of the Tax Act to its financial statements for that period. During the year ended December 31, 2018, the station completed its accounting for the Tax Act. There were no material changes to the provisional amounts included in the financial statements for the year ended December 31, 2018.

The components of the net deferred tax (liability) assets are as follows (in thousands):

	Years Ended December 31,
	2018	2017
Deferred tax assets:
Deferred rent	$139	$98
Other intangible assets	111	110
Property and equipment	97	—
Other	66	66
Total deferred tax assets	413	274
Deferred tax liabilities:
Goodwill	(2,091)	(1,557)
FCC licenses	(2,310)	(1,720)
Deferred revenue	(314)	—
Other	—	(19)
Total deferred tax liabilities	(4,715)	(3,296)
Net deferred tax liabilities	$(4,302)	$(3,022)

As of December 31, 2018 and 2017, there were no uncertain tax positions recorded by KASW. As of these dates, the station also had no net operating losses.

6.	Related Party Transactions

The Invested Equity had balances of $68.7 million and $69.2 million as of December 31, 2018 and 2017, respectively, in the accompanying Balance Sheets and Statements of Invested Equity. These represent Nexstar’s historical investment in KASW and the net effect of fund transfers to Nexstar, expense allocations from Nexstar and assumed settlement of current taxes with Nexstar. The Statements of Invested Equity and the Statements of Cash Flows include the change in these balances year over year, representing net fund transfers to or from Nexstar.

The Statements of Operations include direct operating expenses (excluding depreciation and amortization) and selling, general, and administrative expenses (excluding depreciation and amortization). These captions consist of costs that are specifically identifiable to KASW’s operations and costs that have been allocated to the station based on either the net revenue or headcount.
These costs include shared service activities and corporate functions related to executive management, accounting and finance, station operations, human resources and payroll, legal, consulting and professional services, information technology, insurance, building and facilities, employee benefit costs, communications, as well as procurement. The table below summarizes the expenses allocated from Nexstar to KASW and the line items in the accompanying Statements of Operations such costs were included:

	Years Ended December 31,
	2018	2017
Direct operating expenses (excluding depreciation and amortization)	$138	$169
Selling, general, and administrative expenses (excluding depreciation and amortization)	1,033	981
Depreciation	112	80

Management considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, KASW. These allocations may not, however, reflect the expense KASW would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if KASW had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

The current tax expense of KASW amounting to $1.4 million and $1.8 million during the years ended December 31, 2018 and 2017, respectively, were assumed to be settled with Nexstar through Invested Equity.

7.	FCC Regulatory Matters

Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations. The FCC’s ongoing rule making proceedings could have a significant future impact on the television industry and on the operation of KASW. In addition, the U.S. Congress may act to amend the Communications Act or adopt other legislation in a manner that could impact the station and the television broadcast industry in general.

The FCC has adopted rules with respect to the final conversion of existing low power and television translator stations to digital operations, which must be completed by July 2021.

Media Ownership

The FCC is required to review its media ownership rules every four years and to eliminate those rules it finds no longer serve the “public interest, convenience and necessity.”

In August 2016, the FCC adopted a Second Report and Order (the “2016 Ownership Order”) concluding the agency’s 2010 and 2014 quadrennial reviews. The 2016 Ownership Order (1) retained the then-existing local television ownership rule and radio/television cross-ownership rule with minor technical modifications, (2) extended the ban on common ownership of two top-four television stations in a market to network affiliation swaps, (3) retained the then-existing ban on newspaper/broadcast cross-ownership in local markets while considering waivers and providing an exception for failed or failing entities, (4) retained the dual network rule, (5) made JSA relationships attributable interests and (6) defined a category of sharing agreements designated as SSAs between stations and required public disclosure of those SSAs (while not considering them attributable).

The 2016 Ownership Order reinstated a rule that attributed another in-market station toward the local television ownership limits when one station owner sells more than 15% of the second station’s weekly advertising inventory under a JSA (this rule had been previously adopted in 2014 but was vacated by the U.S. Court of Appeals for the Third Circuit (the “Third Circuit”)). Parties to JSAs entered into prior to March 31, 2014 were permitted to continue to operate under those JSAs until September 30, 2025.

Nexstar and other parties filed petitions seeking reconsideration of various aspects of the 2016 Ownership Order. On November 16, 2017, the FCC adopted an order (the “Reconsideration Order”) addressing the petitions for reconsideration. The Reconsideration Order (1) eliminated the rules prohibiting newspaper/broadcast cross-ownership and limiting television/radio cross-ownership, (2) eliminated the requirement that eight or more independently-owned television stations remain in a local market for common ownership of two television stations in that market to be permissible, (3) retained the general prohibition on common ownership of two “top four” stations in a local market but provided for case-by-case review, (4) eliminated the television JSA attribution rule, and (5) retained the SSA definition and disclosure requirement for television stations. These rule modifications took effect on February 7, 2018, when the Third Circuit denied a mandamus petition which had sought to stay their effectiveness. The Reconsideration Order remains subject to appeals before the Third Circuit.

In December 2018, the FCC initiated its 2018 quadrennial review with the issuance of a Notice of Proposed Rulemaking.
Among other things, the FCC seeks comment on all aspects of the local television ownership rule’s implementation and whether the current version of the rule remains necessary in the public interest. Comments and reply comments in the 2018 quadrennial review are due in the first and second quarters of 2019.

The FCC’s media ownership rules limit the percentage of U.S. television households which a party may reach through its attributable interests in television stations to 39% on a nationwide basis. Historically, the FCC has counted the ownership of an ultra- high frequency (“UHF”) station as reaching only 50% of a market’s percentage of total national audience. On August 24, 2016, the FCC adopted a Report and Order abolishing this “UHF discount” for the purposes of a licensee’s determination of compliance with the 39% national cap, and that rule change became effective in October 2016. On April 20, 2017, the FCC adopted an order on reconsideration that reinstated the UHF discount. That order stated that the FCC would launch a comprehensive rulemaking later in 2017 to evaluate the UHF discount together with the national ownership limit. The FCC initiated that proceeding in December 2017, and comments and reply comments were filed in the first and second quarters of 2018. The FCC’s April 2017 reinstatement of the UHF discount became effective on June 15, 2017. A petition for review of the FCC’s order reinstating the UHF discount was filed in a federal appeals court, and Nexstar intervened in the litigation in support of the FCC. On July 25, 2018, the federal court dismissed the appeal for lack of standing. Nexstar is in compliance with the 39% national cap limitation without the UHF discount and, therefore, with the UHF discount as well.

Spectrum

The FCC is in the process of repurposing a portion of the broadcast television spectrum for wireless broadband use. Pursuant to federal legislation enacted in 2012, the FCC conducted an incentive auction for the purpose of making additional spectrum available to meet future wireless broadband needs. Under the auction statute and rules, certain television broadcasters accepted bids from the FCC to voluntarily relinquish all or part of their spectrum in exchange for consideration, and certain wireless broadband providers and other entities submitted successful bids to acquire the relinquished television spectrum. Over the next several years, television stations that are not relinquishing their spectrum are being “repacked” into the frequency band still remaining for television broadcast use.

The incentive auction commenced on March 29, 2016 and officially concluded on April 13, 2017. KASW did not accept bids to relinquish its television channel. KASW has been assigned a new channel in the reduced post-auction television band. The “repacked” station is required to construct and license the necessary technical modifications to operate on its newly assigned channel and must cease operating on its former channel by deadlines which the FCC has established and which are no later than July 13, 2020. Congress has allocated up to an industry-wide total of $2.75 billion to reimburse television broadcasters, MVPDs and other parties for costs reasonably incurred due to the repack. This allocation includes $1 billion added to the TV Broadcaster Relocation Fund as part of the Consolidated Appropriations Act, 2018. Broadcasters and MVPDs have submitted estimates to the FCC of their reimbursable costs. As of February 6, 2019, these costs were approximately $1.9 billion, and the FCC has indicated that it expects those costs to rise. During the year ended December 31, 2018, KASW spent a total of $1.6 million in capital expenditures related to station repack which were recorded as assets under the property and equipment caption in the accompanying Balance Sheets. In 2018, the station received $1.3 million in reimbursements from the FCC related to these expenditures which were recorded as operating income in the accompanying Statements of Operations. KASW cannot determine if the FCC will be able to fully reimburse its repacking costs as this is dependent on certain factors, including the station’s ability to incur repacking costs that are equal to or less than the FCC’s allocation of funds to the station and whether the FCC will have available funds to reimburse KASW for additional repacking costs that it previously may not have anticipated. Whether the FCC will have available funds for additional reimbursements will also depend on the repacking costs that will be incurred by other broadcasters, MVPDs and other parties that are also seeking reimbursements.

The reallocation of television spectrum to broadband use may be to the detriment of the station’s investment in digital facilities, could require substantial additional investment to continue current operations, and may require viewers to invest in additional equipment or subscription services to continue receiving broadcast television signals. KASW cannot predict the impact of the incentive auction and subsequent repacking on its business.

Exclusivity/Retransmission Consent

On March 3, 2011, the FCC initiated a Notice of Proposed Rulemaking which among other things asked for comment on eliminating the network non-duplication and syndicated exclusivity protection rules, which may permit MVPDs to import out-of- market television stations in certain circumstances.

In March 2014, the FCC adopted a further notice of proposed rulemaking which sought additional comment on the elimination or modification of the network non-duplication and syndicated exclusivity rules. The FCC’s possible elimination or modification of the network non-duplication and syndicated exclusivity protection rules may affect KASW’s ability to sustain its current level of retransmission consent revenues or grow such revenues in the future and could have an adverse effect on the station’s business, financial condition and results of operations. KASW cannot predict the resolution of the FCC’s network non-duplication and syndicated exclusivity proposals, or the impact of these proposals.

On December 5, 2014, federal legislation directed the FCC to commence a rulemaking to “review its totality of the circumstances test for good faith [retransmission consent] negotiations.” The FCC commenced this proceeding in September 2015 and comments and reply comments were submitted. In July 2016, the then-Chairman of the FCC publicly announced that the agency would not adopt additional rules in this proceeding. However, the proceeding remains open.

Further, certain online video distributors and other OTTDs have begun streaming broadcast programming over the Internet. In June 2014, the U.S. Supreme Court held that an OTTD’s retransmissions of broadcast television signals without the consent of the broadcast station violate copyright holders’ exclusive right to perform their works publicly as provided under the Copyright Act. In December 2014, the FCC issued a Notice of Proposed Rulemaking proposing to interpret the term “MVPD” to encompass OTTDs that make available for purchase multiple streams of video programming distributed at a prescheduled time and seeking comment on the effects of applying MVPD rules to such OTTDs. Comments and reply comments were filed in 2015. Although the FCC has not classified OTTDs as MVPDs to date, several OTTDs have signed agreements for retransmission of local stations within their markets and others are actively seeking to negotiate such agreements.

8.	Commitments and Contingencies

Broadcast Rights Commitments

Broadcast rights acquired for cash under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments for license agreements for which the license period has not commenced and no asset or liability has been recorded are $16 thousand in 2019 and $10 thousand in 2020.

Operating Leases

KASW leases office space, a tower and an antenna site under noncancelable operating lease arrangements expiring through June 2032. During each of the years ended December 31, 2018 and 2017, rent expense recorded in the station’s Statements of Operations for such leases was $0.2 million. As of December 31, 2018, future minimum lease payments under the operating lease are as follows (in thousands):

2019	$307
2020	314
2021	320
2022	328
2023	313
Thereafter	954
$2,536

Litigation

From time to time, KASW is involved with claims that arise out of the normal course of its business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the station’s financial position or results of operations.

9.	Subsequent Events

Subsequent events have been evaluated through June 28, 2019, the date these financial statements were available to be issued. There were no transactions that required recognition or additional disclosures in these financial statements as of the evaluation date.